  Exhibit 99.1

Company Contact:
BK Technologies Corporation
William Kelly, EVP & CFO
(321) 984-1414

BK Technologies Declares Quarterly Dividend of $0.02 per Share

WEST MELBOURNE, FL, June 10, 2019 – BK Technologies Corporation (NYSE American: BKTI) today announced that today its Board of Directors declared a quarterly dividend of $0.02 per share of the Company’s common stock, payable on July 15, 2019 to shareholders of record of the Company’s common stock as of the close of business on July 1, 2019.

Kyle Cerminara, Chairman of the Board, said, “We are pleased to continue the Company’s capital return program with the declaration of our thirteenth consecutive quarterly dividend.”

About BK Technologies

As an American manufacturer for over 70 years, BK Technologies Corporation is a holding company deeply rooted in the public safety communications industry, with its operating subsidiary manufacturing high-specification communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies. Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications. BK Technologies’ products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.bktechnologies.com or directly at 1-800-821-2900.